Furio-AES Management Agreement

March 7, 2005

Exhibit 10.2

MINERAL EXPLORATION

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT ("Agreement"), is between Alaska Earth Sciences, Inc. (AES), whose address is 11401 Olive Lane, Anchorage, Alaska USA 99515-3062, and Furio Resources, Inc. (Furio), a corporation whose office address is Suite 1802, 888 Pacific Street, Vancouver, B.C. CANADA V6Z 2S6.

1.

Services to be Performed.  Pursuant to this Agreement, AES and Furio have agreed that AES shall perform management services as follows.  AES shall provide mineral exploration project management on projects in Alaska as assigned by Furio.  Primary services shall include project concept development, permitting, organization, land and data acquisition, field program management, quality control, budgetary oversight and reporting. Specific tasks will include oversight of geophysical, geological, and geochemical surveys, management of logistics including aircraft (fixed and rotary wing) contracts and camp rental and/or service contracts.

Project management shall be carried out with full communication and compliance of Furio.  Project activities will be summarized monthly in progress reports.  AES shall perform these services in a professional and workmanlike manner.  All work shall be diligently and carefully performed and shall conform to standard professional practices and all applicable federal, state and local laws, permits and regulations.

2.

Payment.  Furio shall pay to AES all expenses and fees in accordance with the consulting and rental rates set forth in Exhibits A and B.  Furio shall pay for goods and services supplied by AES at cost plus 15% overhead including but not limited to expenses related to aircraft support, drilling support, geophysical contracts, analytical laboratory costs, land research contracts, and camp or equipment rental, services or expenses.  In the case of subcontracts exceeding $10,000, AES may request an advance of funds and in such case will apply only a 5% overhead charge on such contracts.  Normal payment of AES invoicing is expected within 30 days, however, upon approval, AES may request accounts to be paid within fifteen days. An accounting of all expenses and fees will be summarized by invoice on the 1st of each month.

3.

Term.  The term of this Agreement shall commence upon signing, and shall continue through completion of services or until December 31, 2009. Any party may terminate this Agreement by giving the other party two weeks (14 days) notice.

4.

Independent Contractor and Indemnity.

(a) It is understood and agreed that AES is to perform its services as an independent contractor and as such (i) shall have full responsibility for making any and all necessary income tax, sales tax, and social security payments and for filing all returns and forms required in connection therewith; (ii) shall assume full responsibility for injuries occurring to it’s employees, if any, and for protecting AES and it's employees by means of Workmen's Compensation Insurance or otherwise as required by law.

(b) AES shall indemnify and save Furio harmless from and against any and all loss, damage, and expense (including attorneys' fees and other legal expenses), by reason of liability imposed or claimed to be imposed by for (i) breach of this Agreement by AES or its subcontractors, (ii) any claims or demands of AES or its subcontractors' employees, including, without limitation, any claims for benefits under any employee benefit plan sponsored by Furio or (iii) bodily injuries, including death at any time resulting therefrom, or damage to property, sustained by any person or persons, including without limitation the employees of AES or Furio, or third parties (collectively, (i)-(iii) are termed "Liabilities"), arising out of or related to this Agreement or the performance of the work called for by this Agreement, and whether or not such Liabilities arise or are claimed to have arisen in whole or in part out of negligence or any other grounds of legal liability, including violation of any duty imposed by a statute, or ordinance, or regulation, on the part of AES or its subcontractors, Furio or the employees or agents of any of them or any other person or organization.  The provisions of this section shall survive the termination or expiration of this Agreement.

5.

Insurance.

Insurance Coverage

 Minimum Limits

Worker's Compensation Insurance:

In accordance with applicable State Laws

Comprehensive General Liability

Bodily Injury, Death, and

$1,000,000 Each Occurrence

Property Damage:

$1,000,000 Aggregate

The above required insurance shall be endorsed to include Furio and contain a clause waiving the insurer's right of subrogation against Furio. Insurance companies must be satisfactory to Furio and policies must provide that thirty (30) days' written notice be given to Furio prior to cancellations or annulment.

6.

Audit.  AES will keep full and detailed accounts of costs chargeable to Furio. During the term of this Agreement and for one (1) year thereafter, Furio's Controller or its authorized representatives will be afforded full access to accounts, records, and supporting documents for audit and verification of costs. The provisions of this section shall survive the expiration or termination of this Agreement.

7.

Accidental and Injury Reporting.  AES will report all accident and lost time injuries to the appropriate Furio representative or its designated safety representative.

8.

Confidentiality. Information generated for Furio by AES, or transmitted to AES by Furio will be treated as confidential and will be considered proprietary as to Furio. AES will refrain from transmitting or in any way disclosing such information to third parties without the express written consent of Furio. AES further agrees that it will not acquire any real property or interests in real property within two (2) miles of any project location for itself or any third party while this Agreement is in effect without the prior written consent of Furio.

9.

Waiver.  The failure of either party to enforce at any time or for any period of time any other provision of this Agreement shall not be construed as their waiver of such provision or of the right of a party to subsequently enforce each and every provision.

10.

Notices. Any required notice to Furio or AES shall be in writing to the following addresses:

AES:

Alaska Earth Sciences, Inc.

11401 Olive Lane

Anchorage AK 99515-3062 USA

Telephone +1 (907) 522-4664

Facsimile +1 (907) 349-3557

Attn: Rob Retherford - President

Furio Resources, Inc.

Suite 1802

888 Pacific Street

Vancouver, B.C.

CANADA V6Z 2S6

Telephone: +1 (604) 619-6328

Facsimile +1 (604) 648-8473

Attn: Mr. Patrick McGrath - CFO

General Provisions.

(a)

Assignment. AES and Furio agree that they will not assign or transfer this Agreement without the prior written consent of either party. Any attempted assignment in the absence of such prior written consent shall be void.

(b)

Governing Law. This contract shall be governed by the laws of the State of Alaska.

(c)

Attorneys' Fees. If it becomes necessary for any party to enforce this Agreement, with or without suit, the prevailing party shall be entitled to recover all reasonable costs and expenses thereof, including reasonable attorneys' fees, against the losing party.

(d)

Successors and Assigns. The terms and covenants of this Agreement shall apply to, be binding on, and inure to the benefit of the parties hereto and their permitted successors and assigns.

(e)

Severability. In the event any provision of this Agreement is declared by a court of competent jurisdiction to be void or unenforceable or becomes unlawful in its operation, such provision shall not affect the rights and duties of the parties with regard to the remaining provisions of this Agreement which shall continue as binding.

(f)

No Waiver. The failure of either party to enforce at any time or for any period of time any other provision of this Agreement shall not be construed as their waiver of such provision or the right of a party to subsequently enforce each and every provision.

(h)

Counterparts. This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts together shall constitute one and the same agreement. The parties agree that this Agreement may be transmitted between them by facsimile machine. The parties intend that fax signatures constitute original signatures and that a faxed agreement containing the signatures (original or faxed) of all the parties is binding on the parties.

AGREEMENT EXECUTED and made effective as of the latter date and year written below.

FURIO RESOURCES, INC.

BY:

/S/ Patrick McGrath for and on behalf of Furio.  Date: March 7, 2005

Name: Patrick McGrath

Title: CFO

EIN: 33-1086828

ALASKA EARTH SCIENCES, INC

BY:

/S/ Robert Retherford for and on behalf of AES.  Date: March 7, 2005

Name: Robert M. Retherford

Title: President

EIN: 92-0164369

Furio-AES Management Agreement

March 7, 2005

EXHIBIT A

ALASKA EARTH SCIENCES
RATE SCHEDULE
YEAR 2004
Project Managers*	Rate/Day Rate/Hour
R. M. Retherford	$500	$65
W.T. Ellis	$500	$65
D.W. Lappi	$500	$65
Geologists
Senior Geologist	$450	$60
Geologist	$400	$55
Junior Geologist	$300	$40
Geologic Technician	$250	$30
Labor, Field Asst.	$290	$30
GIS Specialists
Senior GIS	$400	$50
GIS Assistant	$300	$40
Data Entry	$250	$30
Administration
Bookeeping		$40
Secretarial		$35

* Other Project Managers may be hired as required

.

Furio-AES Management Agreement

March 7, 2005

ALASKA EARTH SCIENCES - EXHIBIT B
2004 RENTAL SCHEDULE			Example: 6-man Fly
ITEM	Wkly Rate Per Ea	Mo. Rate Per Ea	Camp Per Mo.
Geophysics
Scintrex Mag. Susceptibility (older model)	35	100	100
Mag. Susceptibility (digital)	50	150
Single channel Bison 1570-C seismograph	250	750
Seismic blasting galvanometer	20	75
Geometrics Gamma-ray Spectrometer, 4 channel	25	80
Geometrics 101 A scintillometer	25	80	80
UV Light	10	35	35
Communications
Handheld radios	60	200	1260
FM Radio Repeater w/Solar Panel	75	250
Office Machines, Field
Copier / Printer / Fax	20	50	50
Field computer w/ CD / DVD drive	100	350	350
Field Lab Equipment
Plastic stereoscope	15	45	45
Reichert binocular microscope wI
Bausch &Lombe optical fiber light	50	150	150
Volland 220-R analytical balance	30	90
Sony Hi-8 Videocamera	30	90
Light camp(s) for 6 people
includes, 4 tents, cots, pads, cooking facility
lanterns	200	600	550
Safety equipment for 6 person camp
includes 1st aid pack-base camp, 6 individual
1st aid kits, camp gun, flares, rescue rope & tools
MREs, signal flags, bear spray	100	300	300
Field tools for 6-man field crew
can include combinations of soil augers, shovels,
rock hammers, zip saws, swing axes, axes, picks,
packs, vests, clipboards, magnets, acid bottles,
tool kits, gold pans etc.	100	300	300
Survey gear for 6-man crew
includes GPS units, topofils, plastic chain,
compasses	125	375	375
Field office gear for 6 geologists includes drafting pens, straight edges, triangles protractors, scissors, scales, shields, xactos	30	90	90
Other Field Equipment
Generator 5KW	150	400
Generator 0.25 KW	30	90
1.5” Water Pump, Honda with hose	50	120
Sluice Box	30	90
2 HP Electric Rock Saw, Blade not included	75	225
Hilti Gas Percussion Drill	125	450
Honda Rancher 400 ATV 2004 Model	500	1800
Snowmachine Skidoo Skandic 500 or equivalent	500	1800
Example Fly-camp (6-man) Monthly Cost			3860

Many other items available. Some preparation charges may apply. Larger camps can be supplied-supported. Expendable items are at cost plus 15%. List updated December, 2004